Exhibit 99.1

STAAR Surgical Announces the EVO Implantable Lens US Clinical Trial is Underway with 1st Patient Implanted at Price Vision Group in Indianapolis on January 30th

LAKE FOREST, CA, and INDIANAPOLIS, IN, February 4, 2020--- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses and companion delivery systems for the eye, today announced the first patient was implanted in the Company’s U.S. human clinical study for its EVO ICL family of lenses. The investigational study, “A Multicenter Clinical Evaluation of the EVO/EVO+ Visian® Implantable Collamer® Lens,” will be conducted at more than a dozen ophthalmology clinics across the United States. EVO Visian ICLs are intended to treat a wide range of refractive error, including myopia (nearsightedness) which is the need for distance vision correction. Myopia is the most common ocular disorder worldwide and its incidence is increasing rapidly. An estimated 1.9 billion people globally have myopia and this number is projected to rise by 52% by the year 2050.1

“Enrolling and implanting patients in the U.S. trial of our EVO family of implantable Collamer lenses is the next step in opening the U.S. market, the second largest market in the world for refractive vision correction, to our latest generation of lenses,” said Caren Mason, President & CEO of STAAR Surgical. “Surgeons outside the U.S. have implanted in excess of 750,000 of our EVO lenses in patients as the need for distance vision correction grows. We look forward to the U.S. study of our EVO lenses generating additional safety data on our implantable Collamer lenses.”

Ophthalmology clinics participating in the study include locations in the following metropolitan areas: Indianapolis, Chicago, Dallas, Washington D.C., Philadelphia,  St. Louis, San Antonio, Kansas City, Cleveland, Honolulu, Omaha, Fargo and Salt Lake City.

The first patient in the U.S. clinical study of EVO implantable lenses was enrolled at Price Vision Group in Indianapolis. Francis W. Price, Jr. MD,  study investigator and founder of Price Vision Group and the Cornea Research Foundation of America, stated, “My team and I very much enjoy investigating new and next generation approaches that may help patients. I am honored to be the first member of the principal investigators group to enroll and implant a patient with the EVO ICL in the United States. This latest version of the Visian ICL, the EVO lens, has a central port that eliminates the need for a peripheral iridotomy (a hole in the iris or colored part of the eye) prior to implanting the lens. Slightly smaller in size to a contact lens, these remarkable ICL lenses are designed to provide vision correction and intended to remain in place as long as the patient is satisfied with his or her vision. The lenses are made of a very thin, soft, flexible and highly-biocompatible Collamer material and are removable if the patient is not happy, or develops a cataract as part of the normal aging process. Price Vision Group already has extensive experience working with the earlier versions of the Visian ICL that have been approved in the U.S. since 2005. Our practice has routinely sought out opportunities to evaluate the most promising vision correction treatments on the horizon, and we look forward to our continued participation in this current study of the EVO lenses.”

A list of participating clinics across the U.S. and additional details on the clinical trial protocol, which has a primary endpoint at six months follow-up, will be posted on ClinicalTrials.gov under “A Multicenter Clinical Evaluation of the EVO/EVO+ Visian® Implantable Collamer® Lens” in late February.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 30 years, designs, develops, manufactures and markets implantable lenses for the eye with companion delivery systems. These lenses are intended to provide

1 Neesurg Mehta, MD and Angie Wen, MD, “Myopia: A Global Epidemic, An Overview of the Problem and Efforts to Address It”, Eye, Nov/Dec 2019.

visual freedom for patients, lessening or eliminating the reliance on eyeglasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL”, which includes the EVO Visian ICL™ product line. More than 1,000,000 Visian® ICLs have been implanted to date and STAAR markets these lenses in over 75 countries. To learn more about the ICL go to: www.discovericl.com.  Headquartered in Lake Forest, CA, the company operates manufacturing and packaging facilities in Aliso Viejo, CA, Monrovia, CA and Nidau, Switzerland. For more information, please visit the Company’s website at www.staar.com.

Forward-Looking Statements

This news release contains forward-looking statements.  These statements include but are not limited to statements regarding the market opportunity and potential commercial and medical significance of the EVO Visian ICL family of products in the market, and our ability to obtain and maintain regulatory market approval.  Forward-looking statements are based on our current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements.  Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of STAAR’s control and difficult to forecast that may cause actual results to differ materially from those that may be described or implied in the forward-looking statements.  STAAR cannot be certain about the regulatory approval or commercial success of the Visian ICL family of products in any market.  For a discussion of certain other risks, uncertainties and other factors affecting the statements contained in this news release, see STAAR’s Annual Report on Form 10-K for the year ended December 28, 2018, under the caption “Risk Factors,” which is on file with the SEC and available in the “Investor Information” section of STAAR’s website under the heading “SEC Filings”.  Except as required by law, STAAR assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements.  STAAR nonetheless reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this news release.  No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

CONTACT:Investors & Media

Brian Moore

Sr. Director, Investor, Media Relations and Corporate Development

(626) 303-7902, Ext. 3023

bmoore@staar.com

If you suffer from nearsightedness or astigmatism, the EVO Investigational lens is designed to improve your distance vision without glasses or contact lenses.

Dr. Francis W. Price, Price Vision Group, Indianapolis, IN, implanted the first EVO Visian ICL lens for myopia (distance) vision correction on Thursday, January 30, 2020 as part of a multicenter human investigational clinical study to support the approval of the product in the U.S.